Exhibit 99.1

NEWS RELEASE

Investor Contact:
James E. Perry
Vice President, Finance and Treasurer
Trinity Industries, Inc.
214/589-8412

FOR IMMEDIATE RELEASE

Trinity Industries, Inc. Reports 10% Growth in Earnings for First Quarter and Backlog in
Excess of $1.6 Billion in Structural Wind Towers Business

DALLAS – April 30, 2008 – Trinity Industries, Inc. (NYSE:TRN) today reported earnings from continuing operations of $65.6 million, or $0.81 per common diluted share for the first quarter ended March 31, 2008. Earnings from continuing operations for the same quarter of 2007 were $59.1 million, or $0.74 per common diluted share.

Net income for the first quarter of 2008 was $65.3 million, or $0.81 per common diluted share compared with net income of $59.1 million, or $0.74 per common diluted share for the same quarter a year ago. The quarter’s total earnings increased 10% over the same quarter in 2007.

Revenues for the first quarter of 2008 were $898.9 million compared with revenues of $828.5 million for the same quarter of 2007.

“Our first quarter results represent a strong start to the year for Trinity,” said Timothy R. Wallace, Trinity’s Chairman, CEO, and President. “We are working from healthy backlogs, which allow us to maximize the efficiencies in our production lines. We are proud of our employees’ focus on producing high quality products while maintaining strong operating margins.”

During the quarter, the Company received orders for structural wind towers that increased the backlog for that business to more than $1.6 billion. The Company will build these towers at existing facilities and a new, leased facility in Newton, Iowa, which will be converted to wind tower production. Energy Equipment Group revenues as a whole grew 42% during the first quarter over the same quarter in 2007, and operating profit grew 80%, a result of the steady expansion of the structural wind towers business.

“We are very positive about the growth prospects for this business,” Wallace said. “The orders received in the first quarter provide us with several years of backlog, and the new facility in Iowa strengthens our position in the Midwest.”

TrinityRail® shipped approximately 6,010 railcars and received firm orders for approximately 4,080 railcars during the first quarter. As of March 31, 2008, TrinityRail’s order backlog totaled approximately $2.4 billion, representing approximately 27,960 railcars, as compared to a railcar order backlog of approximately $3.1 billion, representing approximately 37,790 railcars as of March 31, 2007. The March 31, 2008 backlog reflects the removal of 1,970 railcars due to uncertainty surrounding the bankruptcy of the customer that ordered them. These railcars had been scheduled for delivery in 2009.

Trinity’s railcar leasing business, Trinity Industries Leasing Company (“TILC”), continued to grow during the first quarter of 2008. At March 31, 2008, TILC’s fleet totaled approximately 38,030 railcars. This compares to a fleet of approximately 32,500 railcars as of March 31, 2007.

During the first quarter, Trinity sold $183.9 million worth of railcars to TRIP Rail Leasing LLC (“TRIP”), including $37.9 million from TILC. Since TRIP’s inception in June 2007, through March 31, 2008, it has purchased $700.1 million worth of railcars, including both new car purchases from Trinity’s railcar manufacturing companies and purchases from TILC. All railcar sales to TRIP have firm leases with independent third parties.

TRIP is a leasing company that has committed to purchase approximately $1.4 billion worth of railcars during a two-year period from Trinity’s railcar manufacturing companies and TILC. Trinity holds a 20% equity ownership in TRIP Rail Holdings LLC, the member-manager of TRIP. TILC is responsible for managing TRIP’s railcars.

Revenues for the Inland Barge Group grew 27% during the first quarter to $137.8 million, as compared to the same quarter of 2007. Operating profit for the group grew 52% during the first quarter over the same quarter of 2007. The Inland Barge Group’s backlog grew to approximately $792 million as of March 31, 2008, compared to approximately $570 million as of March 31, 2007. “We are pleased with the Inland Barge Group’s strong operating performance in the first quarter and the continued growth of the backlog,” Wallace said.

The Construction Products Group’s revenues grew 4% over the same quarter in 2007, while operating profit grew 21%. “Our highway products business provided solid growth in the quarter, which led to the improved profitability in this group,” Wallace said.

Second Quarter 2008 and Full Year 2008 Earnings Outlook
For the second quarter of 2008, the Company expects earnings from continuing operations ranging from $0.85 to $0.90 per common diluted share. For 2008, the Company expects earnings from continuing operations ranging from $3.20 to $3.45 per common diluted share.

Conference Call
Trinity will hold a conference call at 11:00 a.m. Eastern on May 1, 2008 to discuss its first quarter results. To listen to the call, please visit the Investor Relations section of the Trinity Industries website, www.trin.net. An audio replay may be accessed through the Company’s website or by dialing (402) 220-0116 until 11:59 p.m. Eastern on May 8, 2008.

Trinity Industries, Inc., headquartered in Dallas, Texas, is a multi-industry company that owns a variety of market-leading businesses which provide products and services to the industrial, energy, transportation and construction sectors. Trinity reports its financial results in five principal business segments: the Rail Group, the Railcar Leasing and Management Services Group, the Inland Barge Group, the Construction Products Group, and the Energy Equipment Group. For more information, visit: www.trin.net.

Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Trinity’s estimates, expectations, beliefs, intentions or strategies for the future, and the assumptions underlying these forward-looking statements. Trinity uses the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” and similar expressions to identify these forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the most recent fiscal year.

- TABLES TO FOLLOW -

Trinity Industries, Inc.
Condensed Consolidated Income Statements
(in millions, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2008	2007
Revenues	$898.9	$828.5
Operating profit	$126.2	$108.7
Other expense	17.6	12.8

Income from continuing operations before income taxes	108.6	95.9
Provision for income taxes	43.0	36.8

Income from continuing operations	65.6	59.1
Discontinued operations:
Loss from discontinued operations, net of benefit for income taxes of $0.1 and $0	(0.3)	—

Net income	$65.3	$59.1

Net income per common share:
Basic:
Continuing operations	$0.83	$0.76
Discontinued operations	—	—

	$0.83	$0.76

Diluted:
Continuing operations	$0.81	$0.74
Discontinued operations	—	—

	$0.81	$0.74

Weighted average number of shares outstanding:
Basic	78.9	78.0
Diluted	80.2	79.9

Trinity Industries, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Three Months Ended March 31,
Revenues:	2008	2007
Rail Group	$567.8	$568.7
Construction Products Group	169.3	163.2
Inland Barge Group	137.8	108.7
Energy Equipment Group	129.5	91.4
Railcar Leasing and Management Services Group	119.8	70.9
All Other	18.2	15.6
Eliminations – lease subsidiary	(216.7)	(172.5)
Eliminations – other	(26.8)	(17.5)

Consolidated Total	$898.9	$828.5

Operating profit (loss):	Three Months Ended March 31,
	2008	2007
Rail Group	$77.2	$78.1
Construction Products Group	12.2	10.1
Inland Barge Group	26.5	17.4
Energy Equipment Group	18.2	10.1
Railcar Leasing and Management Services Group	34.1	27.8
All Other	(0.3)	1.3
Corporate	(5.4)	(10.0)
Eliminations – lease subsidiary	(31.2)	(28.2)
Eliminations – other	(5.1)	2.1

Consolidated Total	$126.2	$108.7

Trinity Industries, Inc.
Condensed Consolidated Balance Sheets
(in millions)

	March 31,	December 31,
	2008	2007
	(unaudited)	(as reported)
Cash and cash equivalents	$199.7	$289.6
Receivables, net of allowance	283.5	296.5
Inventories	650.8	586.7
Net property, plant, and equipment (1)	2,221.5	2,069.8
Other assets	795.4	800.6

	$4,150.9	$4,043.2

Accounts payable and accrued liabilities	$663.1	$684.3
Debt (2)	1,430.4	1,374.2
Deferred income	64.2	58.4
Other liabilities	231.1	199.6
Stockholders’ equity	1,762.1	1,726.7

	$4,150.9	$4,043.2

(1) Property, Plant and Equipment
Corporate/Manufacturing:
Property, plant, and equipment	$1,084.2	$1,065.6
Accumulated depreciation	(568.9)	(565.4)

	515.3	500.2

Leasing:
Machinery and other	36.1	36.1
Equipment on lease	2,170.6	1,996.7
Accumulated depreciation	(229.0)	(214.4)

	1,977.7	1,818.4

Deferred profit on railcars sold to the Leasing Group	(271.5)	(248.8)

	$2,221.5	$2,069.8

(2) Debt
Corporate/Manufacturing – Recourse:
Revolving credit facility	$—	$—
Convertible subordinated notes	450.0	450.0
Senior notes	201.5	201.5
Other	2.9	3.1

	654.4	654.6

Leasing – Recourse:
Equipment trust certificates	61.4	75.7

Total recourse	715.8	730.3

Leasing – Non-recourse:
Secured railcar equipment notes	330.5	334.1
Warehouse facility	384.1	309.8

	714.6	643.9

	$1,430.4	$1,374.2

Trinity Industries, Inc.
Reconciliation of EBITDA
(in millions)
(unaudited)

“EBITDA” is defined as net income (loss) plus interest expense, income taxes, and depreciation and amortization. EBITDA is not a calculation based on generally accepted accounting principles. The amounts included in the EBITDA calculation, however, are derived from amounts included in the historical statements of operations data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of our operating performance, or as an alternative to operating cash flows as a measure of liquidity. We have reported EBITDA because we regularly review EBITDA as a measure of our ability to incur and service debt. In addition, we believe our debt holders utilize and analyze our EBITDA for similar purposes. We also believe EBITDA assists investors in comparing a company’s performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented in this press release may not always be comparable to similarly titled measures by other companies due to differences in the components of the calculation.

	Three Months Ended March 31,
	2008	2007
Income from continuing operations	$65.6	$59.1
Add:
Interest expense	21.0	17.5
Provision for income taxes	43.0	36.8
Depreciation and amortization expense	31.8	26.5

Earnings from continuing operations before interest expense, income taxes, and depreciation and amortization expense	$161.4	$139.9

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